EXHIBIT 21

SUBSIDIARIES OF SE GLOBAL EQUITIES CORP.

SE Global Equities Corp. has six subsidiary companies. They are as follows:

- SE Global Equities Inc.

- SE Global Equities Company Limited

- SE Global Communications (Hong Kong) Limited

- SE Global Investment Company Limited

- SE Global Capital, Inc. (formerly SE Global Direct, Inc.)

- Global-American Investments, Inc.